Exhibit 99.1

NEWS RELEASE for August 9, 2011 at 6:00 AM ET

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON REPORTS 2011 SECOND QUARTER, SIX-MONTH RESULTS

Includes Operating Results of W.E.T. Beginning May 16, 2011;

Core Businesses Generate Significant Cash

NORTHVILLE, MI (August 9, 2011) . . . Amerigon Incorporated (NASDAQ-GS: ARGN), a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications, today announced its financial results for the second quarter and six months ended June 30, 2011. Amerigon recently closed the previously announced acquisition of controlling interest of W.E.T. Automotive Systems AG, a publicly-traded German automotive thermal control and electronic components company. As a result, the 2011 second quarter and six-month results include the operating results of W.E.T. beginning May 16, 2011. Also, included in the 2011 results are a number of one-time costs and non-cash purchase accounting impacts related to the W.E.T. acquisition, which are detailed in the Acquisition Transaction Expenses, W.E.T. Purchase Accounting Impacts and Other Effects table accompanying the release.

Amerigon President and Chief Executive Officer Daniel R. Coker described the acquisition of W.E.T. as an important strategy for Amerigon, allowing it to become better positioned to meet the needs of the global automotive market.

“We are taking the important steps toward making Amerigon stronger and more capable in product development and manufacturing, and having a greater global reach,” Coker said. “Bringing together the technical strengths, resources and diverse product offerings of both companies will allow us to be more responsive to customer requests and requirements. Recent joint meetings with our and W.E.T.’s common customers have been received positively. After a few months of working together, the planning of the integration of the two companies is going well. We believe more than ever that the benefits of the merged companies will open up lots of new opportunities in the thermal management area.”

Coker noted that the acquisition of W.E.T. led to a variety of one-time costs and expenses during the quarter that temporarily affected the financial results, as did the ongoing effects of the natural disasters in Japan, which affected revenues and margins. He estimated the natural disasters in Japan reduced revenues of Amerigon’s Climate Control Seat® (CCS®) systems by approximately $2 million.

“Both businesses did reasonably well in the quarter, particularly considering the circumstances, and both generated significant amounts of cash,” Coker said. “Overall, we are very excited about the prospects the combination of the two companies offers.”

Second Quarter Summary

Included in the 2011 second quarter results are a number of one-time costs and non-cash purchase accounting impacts related to the W.E.T. acquisition, which are detailed in the Acquisition Transaction Expenses, W.E.T. Purchase Accounting Impacts and Other Effects table accompanying the release. In total, these have decreased the Company’s earnings per share for the 2011 second quarter by $0.18 per basic and diluted share.

Product revenues for this year’s second quarter were up 168 percent to $77.1 million from $28.8 million in the prior year period. The increase in revenues primarily reflects additional revenue for W.E.T. of $45.2 million, included from the acquisition date of May 16, 2011 through the end of the second quarter. This includes a reduction in revenues for non-cash amortization of W.E.T.’s customer relationships recorded for the W.E.T. acquisition totaling $1.1 million. The remaining increase of $3.1 million, or 11 percent, represents higher sales resulting from new model introductions offering CCS systems and new products offset partially by lower volumes on existing programs.

The first significant shipments of the Company’s new heated and cooled cup holder, which was launched at the end of the 2010 fourth quarter, of approximately $1.5 million and modest shipments of Amerigon’s thermoelectric technology used in a new suite of actively heated and cooled luxury mattresses of approximately $400,000, which was launched at the end of the 2010 third quarter, also contributed to the higher product revenue levels. The Company began shipping the cup holder on a second vehicle during the 2011 second quarter which will achieve full production volume levels during this year’s third quarter.

These increases were partially offset by lower revenue on several vehicles during this year’s second quarter due to decreased or canceled production orders by several customers on a number of vehicle models resulting from the natural disasters in Japan. While these reductions began to taper off during the latter part of the second quarter, Amerigon cannot be certain that additional delays or reductions will not be experienced during future quarterly periods.

Gross margin as a percentage of revenue for the second quarter of this year was 25 percent compared with 30 percent in the second quarter of 2010. The year-over-year decrease was primarily attributable to W.E.T.’s lower gross margin on sales compared with Amerigon, the impact of non-cash expense for a purchase accounting fair value adjustment on W.E.T.’s inventory, and non-cash amortization of W.E.T.’s customer relationships, W.E.T.’s technology and W.E.T.’s product development costs, totaling $2.8 million, or 3.6 percent of revenue, which impacted W.E.T.’s margin, higher material costs for Amerigon, including the effects of a stronger Japanese Yen, and an unfavorable change in the mix of products sold.

Associated with the acquisition of W.E.T., Amerigon recorded one-time fees and expenses totaling $1.4 million and debt retirement costs of $967,000 during the second quarter of 2011. In addition, non-cash purchase accounting impacts totaling $4.3 million, including the impacts to the gross margin previously mentioned, were recorded during this year’s second quarter. As a result, the Company reported a net income for the 2011 second quarter of $818,000 compared with net income in the year-earlier period of $2.1 million.

For the first time, Amerigon recorded a dividend in this year’s second quarter of $2.9 million for the Series C Preferred Stock issued in connection with the W.E.T. acquisition. While the dividend reduced second quarter net income and earnings per share attributable to the Company’s common shareholders, as can be seen in the accompanying table, the dividend will decrease significantly over the next two and half years. Including the loss attributable to non-controlling interest and convertible preferred stock dividends, net loss attributable to common shareholders for the 2011 second quarter was $1.6 million, or $0.07 loss per basic and diluted share, compared with net income attributable to common shareholders in the prior year second quarter of $2.3 million, or $0.11 per basic and $0.10 per diluted share.

Amerigon Results Excluding W.E.T.

Product revenues for the 2011 second quarter, less the W.E.T. amounts and representing the historical portion of Amerigon, were up 11 percent to $32.0 million from $28.8 million in the prior year period. Gross margin as a percentage of revenue for this year’s second quarter less the W.E.T. amounts was 28 percent compared with 30 percent in the year-earlier period. Earnings before income tax for this year’s second quarter less the W.E.T. amounts was $2.9 million compared with $3.4 million in the second quarter of 2010. These results are detailed in the Results Excluding W.E.T. table accompanying the release.

These historical Amerigon financial results for this year’s second quarter, which are non-GAAP measures, are provided to help shareholders understand Amerigon’s results of operations due to the acquisition of W.E.T. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Amerigon’s reported results prepared in accordance with GAAP.

Year-to-Date Financial Highlights

Included in the 2011 six-month results are a number of one-time costs and non-cash purchase accounting impacts related to the W.E.T. acquisition, which are detailed in the Acquisition Transaction Expenses, W.E.T. Purchase Accounting Impacts and Other Effects table accompanying the release. In total, these have decreased the Company’s earnings per share for the first six months of 2011 by $0.35 per basic and $0.34 per diluted share.

For the first six months of 2011, product revenues increased to $112.9 million, up 113 percent from $53.0 million in the prior year period. This includes the operating results from W.E.T. beginning May 16, 2011, and non-cash amortization of W.E.T.’s customer relationships. Gross margin as a percentage of revenue for this year’s first six months was 26 percent compared with 29 percent in the first six months of 2010, largely reflecting lower margins of W.E.T. revenue and non-cash purchase accounting impacts and product mix.

Associated with the acquisition of W.E.T., Amerigon recorded one-time fees and expenses (partially non-deductible for current tax purposes) totaling $6.1 million and non-cash purchase accounting impacts totaling $4.3 million during the first six months of 2011. As a result, the Company reported net income for this year’s first six months of $152,000 compared with net income in the year-earlier period of $3.7 million. Including the loss attributable to the previously mentioned non-controlling interest and convertible preferred stock dividends, net loss attributable to common shareholders for the first six months of 2011 was $2.2 million, or $0.10 loss per basic and diluted share, compared with net income attributable to common shareholders in the prior year period of $4.0 million, or $0.18 per basic and diluted share.

The Company’s balance sheet as of June 30, 2011, had total cash and cash equivalents of $27.6 million, total assets of $419.4 million, and shareholders’ equity of $109.0 million. Total debt was $91.1 million. Series C Convertible Preferred Stock was $62.9 million.

Unit shipments of CCS systems for the 2011 second quarter and six months were 446,000 and 937,000, respectively, compared with 407,000 and 756,000 for the year-earlier periods. As of June 30, 2011, the Company had shipped approximately 7.9 million CCS units to customers since 2000.

One-Time Acquisition Transaction Expenses and W.E.T. Purchase Accounting Impacts

These expenses are detailed in the Consolidated Condensed Statements of Operations table accompanying the release.

During this year’s second quarter and six-month period, Amerigon incurred $1.4 million and $5.2 million, respectively, in fees and expenses associated with the acquisition of W.E.T. The Company expects that a significant portion of these costs will not be deductible for tax purposes. Acquisition transaction expenses were not incurred during the prior year periods.

Interest Expense and Revaluation of Derivatives

Interest expense was $1.2 million for both 2011 periods compared with $3,000 in interest income for the 2010 second quarter and no expense in the first six months of 2010. A portion of interest expense for 2011 resulted from debt financing used to finance a portion of the W.E.T. acquisition. Approximately $384,000 in interest expense was related to the debt of W.E.T. and incurred from the acquisition date through June 30, 2011.

The Company recorded losses related to the revaluation of derivative financial instruments totaling $1.3 million for this year’s second quarter. This amount included losses from the derivatives of W.E.T. totaling $3.9 million offset partially by $2.6 million of gains from revaluation of derivatives for Amerigon. The Amerigon revaluation gain resulted from two derivatives embedded in its Series C Convertible Preferred Stock. These two derivatives, which were valued as liabilities totaling $2.6 million when the Series C Convertible Preferred Stock was issued, related to terms in which the Series C Preferred Stockholders would have received a redemption premium and certain warrants if the W.E.T. acquisition had not been completed. The value of these derivatives was revalued to zero upon consummation of the W.E.T. acquisition.

Research and Development, Selling, General and Administrative Expenses

The 2011 second quarter and six-month results include a year-over-year increase in net research and development expenses of $1.7 million and $2.4 million, respectively. The increase for the 2011 second quarter was primarily due to net research and development expenses from W.E.T. totaling $2.1 million and partially offset by a $380,000 decrease in the net research and development expenses of Amerigon due to lower development costs on development programs, such as the heated and cooled bed and heated and cooled cup holder which now have been launched. For the 2011 six-month period, the increase was primarily due to the net research and development expenses from W.E.T. totaling $2.1 million and a year-over-year increase in net research and development expenses of $285,000, primarily due to the advanced thermoelectric materials program at the Company’s wholly-owned ZT Plus subsidiary.

Selling, general and administrative expenses for the 2011 second quarter and six-month period increased $6.7 million and $7.6 million, respectively, primarily due to the selling, general and administrative expenses of W.E.T. totaling $6.1 million, the opening of offices in Germany and China, and other higher expenses. The selling, general and administrative expenses of W.E.T. include non-cash amortization of the fair value of W.E.T.’s customer order backlog as of the acquisition date totaling $1.5 million. The remaining balance of the amount recorded at the acquisition date for the customer order backlog totaling $1.6 million will be amortized during the third quarter of 2011.

Guidance

The Company expects product revenues in the 2011 third quarter to be slightly lower compared with the 2011 second quarter due to the uncertainty in the automotive industry driven by recent events in Japan that has resulted in disruptions to certain of the Company’s customers’ production of vehicles and to the flow of parts from production facilities in Japan that supply the worldwide automotive industry and some potential weakness in the North American and European markets.

Conference Call

As previously announced, Amerigon is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review these financial results. The dial-in number for the call is 1-877-941-2321. The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Amerigon’s website at www.amerigon.com.

About Amerigon

Amerigon (NASDAQ-GS:ARGN) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products based on Amerigon technologies include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, heated seat and steering wheel systems, cable systems and other electronic devices. Its advanced technology team is developing more efficient materials for thermoelectrics and systems for waste heat recovery and electrical power generation for the automotive market that also have far-reaching applications for consumer products as well as industrial and technology markets. Amerigon has $500 million in annual revenues and 5,000 employees in facilities in the U.S., Germany, Mexico, China, Canada, Japan, England, Korea and the Ukraine. For more information, go to www.amerigon.com.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-Q for the period ended June 30, 2011, and its Form 10-K for the year ended December 31, 2010.

TABLES FOLLOW

AMERIGON INCORPORATED

ACQUISITION TRANSACTION EXPENSES, W.E.T. PURCHASE ACCOUNTING IMPACTS

AND OTHER EFFECTS

(In thousands, except per share data)

	Current Results		Future periods (estimated)
	Three months	Six months	Q3	Q4	2012	2013	2014	Thereafter
Transaction related current expenses
Acquisition transaction expenses	1,426	5,180	300	—	—	—	—	—
Debt retirement expense	967	967	—	—	—	—	—	—

	2,393	6,147	300	—	—	—	—	—

Non-cash purchase accounting impacts
Customer relationships amortization	1,052	1,052	2,158	2,158	8,631	8,631	8,631	53,152
Technology amortization	441	441	905	905	3,619	3,619	3,619	10,423
Product development costs amortization	122	122	456	456	2,335	2,389	2,389	1,408
Order backlog amortization	1,527	1,527	1,567	—	—	—	—	—
Inventory fair value adjustment	1,151	1,151	383	—	—	—	—	—

	4,293	4,293	5,469	3,519	14,585	14,639	14,639	64,983

Tax effect	(1,880)	(1,880)	(1,378)	(815)	(3,378)	(3,390)	(3,390)	(15,050)
Net income effect	4,806	8,560	4,391	2,704	11,207	11,249	11,249	49,933
Non-controlling interest effect	(782)	(782)	(997)	(641)	(2,658)	(2,668)	(2,668)	(11,844)
Net income available to shareholders effect	4,024	7,778	3,395	2,063	8,549	8,580	8,580	38,089

Earnings (loss) per share - difference
Basic	0.18	0.35
Diluted	0.18	0.34

Series C Preferred Stock dividend	2,923	2,923	2,815	2,490	6,711	1,622	—	—

Earnings (loss) per share - difference
Basic	0.13	0.13
Diluted	0.13	0.13

AMERIGON INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Product revenues	$77,137	$28,812	$112,933	$53,000
Cost of sales	57,918	20,108	83,258	37,653

Gross margin	19,219	8,704	29,675	15,347
Operating expenses:
Research and development	4,740	3,390	7,401	6,369
Research and development reimbursements	(154)	(528)	(346)	(1,703)

Net research and development expenses	4,586	2,862	7,055	4,666
Acquisition transaction expenses	1,426	—	5,180	—
Selling, general and administrative	9,183	2,491	12,547	4,951

Total operating expenses	15,195	5,353	24,782	9,617

Operating income	4,024	3,351	4,893	5,730
Interest income (expense)	(1,246)	3	(1,237)	—
Debt retirement expense	(967)	—	(967)	—
Revaluation of derivatives	(1,269)	—	(1,269)	—
Foreign currency gain	1,235	—	1,406	—
Loss from equity investment	—	—	—	(22)
Other income	414	7	470	72

Earnings before income tax	2,191	3,361	3,296	5,780
Income tax expense	1,373	1,244	3,144	2,120

Net income	818	2,117	152	3,660
Loss attributable to non-controlling interest	523	190	523	297

Net income attributable to Amerigon, Inc.	1,341	2,307	675	3,957
Convertible preferred stock dividends	(2,923)	—	(2,923)	—

Net income (loss) attributable to common shareholders	$(1,582)	$2,307	$(2,248)	$3,957

Basic earnings (loss) per share	$(0.07)	$0.11	$(0.10)	$0.18

Diluted earnings (loss) per share	$(0.07)	$0.10	$(0.10)	$0.18

Weighted average number of shares – basic	22,208	21,621	22,146	21,577

Weighted average number of shares – diluted	22,208	22,381	22,146	22,363

MORE-MORE-MORE

AMERIGON INCORPORATED

RESULTS EXCLUDING W.E.T.

The following tables present select operations data for the periods as reported, amounts for W.E.T. during the periods from the acquisition date of May 16, 2011 through June 30, 2011 and the amounts for Amerigon less the W.E.T. amounts representing the historical portion of Amerigon. These Historical Amerigon financial results for the three- and six-month periods ended June 30, 2011, which are non-GAAP measures, are provided to help shareholders understand Amerigon’s results of operations due to the acquisition of W.E.T. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Amerigon’s reported results prepared in accordance with GAAP.

	Three-month period ended June 30, 2011			Three-month period ended June 30, 2010
	As Reported	Less: W.E.T.(1)	Historical Amerigon
	(In thousands)
Product revenues	$77,137	$45,177	$31,960	$28,812
Cost of sales	57,918	34,840	23,078	20,108
Gross margin	19,219	10,337	8,882	8,704
Gross margin percent	24.9%	22.9%	27.8%	30.2%
Operating expenses:
Net research and development expenses	4,586	2,104	2,482	2,862
Acquisition transaction expenses	1,426	—	1,426	—
Selling, general and administrative expenses	9,183	6,073	3,110	2,491
Operating income	4,024	2,160	1,864	3,351
Earnings (loss) before income tax	2,191	(724)	2,915	3,361

(1)	Only represents W.E.T.’s results for the period from May 16, 2011, the acquisition date, through June 30, 2011.

	Six-month period ended June 30, 2011			Six-month period ended June 30, 2010
	As Reported	Less: W.E.T.(1)	Historical Amerigon
	(In thousands)
Product revenues	$112,933	$45,177	$67,756	$53,000
Cost of sales	83,258	34,840	48,418	37,653
Gross margin	29,675	10,337	19,338	15,347
Gross margin percent	26.3%	22.9%	28.5%	29.0%
Operating expenses:
Net research and development expenses	7,055	2,104	4,951	4,666
Acquisition transaction expenses	5,180	—	5,180	—
Selling, general and administrative expenses	12,547	6,073	6,474	4,951
Operating income	4,893	2,160	2,733	5,730
Earnings (loss) before income tax	3,296	(724)	4,020	5,780

(1)	Only represents W.E.T.’s results for the period from May 16, 2011, the acquisition date, through June 30, 2011.

MORE-MORE-MORE

AMERIGON INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Current Assets:
Cash & cash equivalents	$27,635	$26,584
Short-term investments	—	9,761
Restricted cash	472	—
Accounts receivable, less allowance of $915 and $545, respectively	79,507	18,940
Inventory	44,807	6,825
Derivative financial instruments	7,409	—
Assets held for sale	10,534	—
Deferred income tax assets	1,717	4,905
Prepaid expenses and other assets	10,610	1,421

Total current assets	182,691	68,436
Property and equipment, net	43,701	4,197
Goodwill	25,454	—
Other intangible assets	130,822	4,653
Deferred financing costs	3,555	—
Deferred income tax assets	30,792	1,279
Other non-current assets	2,346	857

Total assets	$419,361	$79,422

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$39,400	$15,275
Accrued liabilities	51,392	5,872
Current maturities of long-term debt	18,251	—
Derivative financial instruments	2,992	—
Deferred manufacturing agreement – current portion	—	50

Total current liabilities	112,035	21,197
Pension benefit obligation	3,825	688
Long-term debt, less current maturities	72,863	—
Derivative financial instruments	22,473	—
Deferred tax liabilities	36,269	—

Total liabilities	247,465	21,885
Series C Convertible Preferred Stock	62,931	—
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 22,241,030 and 22,037,446 issued and outstanding at June 30, 2011 and December 31, 2010, respectively	66,998	65,148
Paid-in capital	22,659	20,128
Accumulated other comprehensive income	2,904	93
Accumulated deficit	(30,081)	(27,832)

Total Amerigon Incorporated shareholders’ equity	62,480	57,537
Non-controlling interest	46,485	—

Total shareholders’ equity	108,965	57,537

Total liabilities and shareholders’ equity	$419,361	$79,422

AMERIGON INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2011	2010
Operating Activities:
Net income	$152	$3,660
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	6,094	675
Deferred tax provision	2,286	2,024
Stock option compensation	631	641
Defined benefit plan expense	69	124
Loss from equity investment	—	22
Loss on revaluation of financial derivatives	1,269	—
Debt retirement expense	967	—
Excess tax benefit from equity awards	(2,217)	—
Changes in operating assets and liabilities:
Accounts receivable	(2,853)	(6,338)
Inventory	1,258	(366)
Prepaid expenses and other assets	368	52
Accounts payable	(1,796)	2,650
Accrued liabilities	277	432

Net cash provided by operating activities	6,505	3,576
Investing Activities:
Purchases of short-term investments	—	(7,127)
Sales of short-term investments	9,761	4,242
Purchase of W.E.T. Automotive AG, net of cash acquired	(113,432)	—
Purchase of ZT Plus assets, net of cash acquired	—	(1,500)
Fund restricted cash	(472)	—
Purchase of property and equipment	(3,247)	(498)
Patent costs	(717)	(415)

Net cash used in investing activities	(108,107)	(5,298)
Financing Activities:
Borrowing of debt	137,083	—
Repayments of debt	(98,859)	—
Cash paid for financing costs	(4,031)	—
Proceeds from the sale of Series C Convertible Preferred Stock	61,941	—
Proceeds from the sale of embedded derivative	2,610	—
Excess tax benefit from equity awards	2,217	—
Proceeds from the exercise of Common Stock options	927	467

Net cash provided by financing activities	101,888	467

Foreign currency effect	765	27

Net decrease in cash and cash equivalents	1,051	(1,228)
Cash and cash equivalents at beginning of period	26,584	21,677

Cash and cash equivalents at end of period	$27,635	$20,449

Supplemental disclosure of cash flow information:
Cash paid for taxes	$1,108	$305

Cash paid for interest	$1,445	$—

Supplemental disclosure of non-cash transactions:
Issuance of Common Stock under the 2006 Equity Incentive Plan	$606	$17

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